UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 22, 2013

NAVA RESOURCES INC.
(Exact name of registrant as specified in its charter)

000-53565
 (Commission File Number)

Nevada (State or other jurisdiction of incorporation)	20-8530914 (IRS Employer Identification No.)

Suite 206 - 595 Howe Street, Vancouver, British Columbia, V6C 2T5
(Address of principal executive offices) (Zip Code)

 (778) 218-9638
(Registrant’s telephone number including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 22, 2013, Nava Resources Inc. (the “Company”) entered into a share purchase agreement (the “Agreement”) with Quivira Gold Ltd. (“Quivira”) and Waratah Investments Limited (“Waratah”), pursuant to which the Company agreed to acquire from Waratah all of the issued and outstanding shares of Quivira in consideration for the issuance of 60,000,000 shares of common stock of the Company, valued at $0.05 per share, and 60,000,000 share purchase warrants.  Each warrant is exercisable into an additional share of common stock of the Company at an exercise price of $0.05 per share for a period of five years from the closing date.

Closing of the Agreement is subject to completion of legal, financial and technical due diligence and the approval of the Company’s board of directors. In addition, closing is subject to Waratah completing a private placement financing for minimum aggregate gross proceeds of $1,000,000 and up to a maximum of $1,500,000; the Company receiving legal opinions of Ghana counsel confirming various matters relating to the laws of Ghana, including corporate and title opinions; the Company receiving legal opinions of Australian counsel confirming various matters relating to the laws of Australia, including corporate and title opinions; completion of certain ongoing transactions by Quivira relating to the transfer of title to certain assets and to an assignment of debt; and preparation of U.S. GAAP consolidated financial statements for Quivira.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NAVA RESOURCES INC.
Date	June 27, 2013	(Registrant)

/s/ Jag Sandhu
Jag Sandhu President, Chief Executive Officer